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                                                                     EXHIBIT 5.1

                                January 8, 1999

Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, California 94086

    Re: Registration Statement on Form S-1

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-1 originally filed by Conductus, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on January 8, 1999, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,069,243 shares of the Company's Common Stock for the benefit of certain stockholders of the Company (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

    It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                        Very truly yours,
                                        /s/ Gunderson Dettmer Stough
                                        Villeneuve Franklin & Hachigian, LLP
                                        GUNDERSON DETTMER STOUGH
                                        VILLENEUVE FRANKLIN & HACHIGIAN, LLP